CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Northern Lights Fund Trust and to the use of our report dated July 29, 2016 on the financial statements and financial highlights of Leader Short-Term Bond Fund and Leader Total Return Fund, each a series of shares of beneficial interest of Northern Lights Fund Trust. Such financial statements and financial highlights appear in the May 31, 2016 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

September 27, 2016